Exhibit 8.3

17th Floor, One ICC Shanghai International Commerce Center 999 Middle Huai Hai Road, Xuhui District Shanghai 200031, P.R. China T +86 21 2412 6000 F +86 21 2412 6150 www.kwm.com

To:              GDS Holdings Limited

2/F, Tower 2, Youyou Century Place,

428 South Yanggao Road, Pudong

Shanghai 200127

People’s Republic of China

Re:               Tax Matters in connetion with the Listing of GDS Holdings Limited

October 19, 2016

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and the region of Taiwan) and as such are qualified to issue legal opinions on the PRC laws, regulations or rules effective on the date hereof (the “PRC Laws”).

We are acting as the PRC counsel to GDS Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands in connection with the proposed listing of the Company’s American depositary shares (the “ADSs”) on the New York Stock Exchange or the NASDAQ Global Market (the “Listing”).

This legal opinion (the “Opinion”) is furnished pursuant to the instructions of the Company on the captioned matters, and is delivered to the Company for the purposes of the Listing.

As used herein, “Prospectuses” means the prospectus, including all amendments or supplements thereto, that form parts of the Registration Statement.

Member firm of the King & Wood Mallesons network. See www.kwm.com for more information.

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Our Opinion is subject to the following qualifications:

(a)                       this Opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

(b)                       this Opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

(c)                        for the purpose of the Listing, we consent to the filing with the SEC of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Based on the foregoing and subject to the qualifications set out above, as of the issuance date of this Opinion:

1.                            we are of the opinion that, as of the date hereof, the discussions of PRC taxation in the Prospectuses are true and accurate based on the PRC Laws; and

2.                            the statements of law and legal conclusions in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation” constitute our opinion as to the material tax consequences of an investment in the ADSs under the PRC Laws.

Sincerely yours,

/s/ King & Wood Mallesons
King & Wood Mallesons